Heritage Financial Announces Chief Credit Officer Succession Plan

OLYMPIA, Wash., May 29, 2020 – Heritage Financial Corporation (Nasdaq: HFWA), parent company of Heritage Bank, has named Tony Chalfant to succeed Dave Spurling as Chief Credit Officer (“CCO”) of Heritage Bank effective July 1, 2020. Spurling will continue to assist with the Bank’s credit needs until his retirement on July 31, 2020. Chalfant has held the title of senior vice president and deputy chief credit officer of Heritage Bank since July 2019. Prior to that appointment, Chalfant served as the regional credit officer since January 2018 when Heritage acquired Puget Sound Bank. Chalfant served as the chief credit officer for Puget Sound Bank for 13 years and prior to joining Puget Sound Bank he held commercial lending and leadership positions with U.S. Bank for 11 years. Chalfant started his career with the U.S. Comptroller of the Currency working there for eight years.

Spurling, who has served as executive vice president and chief credit officer of Heritage Bank since 2007 and has held commercial lending positions with Heritage since 2001, has played a significant role in the success of the company. With a commercial banking career spanning 36 years, Heritage has benefited from Spurling’s steady leadership, extensive credit background, and general banking knowledge.

“Dave and his team led the bank through a period of exceptional growth, both organically and via acquisitions, as well as difficult credit cycles, and his contribution was invaluable” said Heritage Financial Corporation president and chief executive officer Jeff Deuel. “Although we will certainly miss Dave and wish him the very best in retirement, we are confident Tony will provide the expertise needed to manage us through the current credit cycle and beyond.”

Chalfant has also served his community by formerly serving on the Boards of the Boys and Girls Clubs of Bellevue and the Bellevue Art Museum, and currently he is a member of the Eastside Business Roundtable. He obtained his Bachelor of Business Administration in Finance and Economics from Washington State University and is a graduate of the Pacific Coast Banking School.
About Heritage Financial
Heritage Financial Corporation is an Olympia-based bank holding company with Heritage Bank, a full-service commercial bank, as its sole wholly owned banking subsidiary. Heritage Bank has a branch network of 62 banking offices in Washington and Oregon. Heritage Bank also does business under the Whidbey Island Bank name on Whidbey Island. Heritage’s stock is traded on the NASDAQ Global Select Market under the symbol HFWA. More information about Heritage Financial Corporation can be found at www.hf-wa.com. Information regarding Heritage Bank can be found at www.heritagebanknw.com.
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